UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MB Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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801 West Madison Street

Chicago, Illinois  60607

(312) 633-0333

March 31, 2005

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Tuesday, April 26, 2005 at MB Financial Center located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on the election of seven directors of the Company.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement.

I encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as promptly as possible.  If your shares are held in street name with a bank or broker, check your proxy card to see if you can also vote by telephone or through the internet.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,

/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

801 West Madison Street

Chicago, Illinois  60607

(312) 633-0333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on April 26, 2005

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Tuesday, April 26, 2005.

The Meeting is for the purpose of considering and acting upon:

1.     the election of seven directors of the Company; and

2.     such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to come before the Meeting.

Stockholders of record at the close of business on March 14, 2005 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder, for any purpose germane to the Meeting, from the Company’s Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois, during the ten days prior to the Meeting as well as at the Meeting.

By Order of the Board of Directors

/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
March 31, 2005

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

MB Financial, Inc.

801 West Madison Street

Chicago, Illinois  60607

(312) 633-0333

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2005

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company”), of proxies to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at MB Financial Center located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Tuesday, April 26, 2005, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being mailed to stockholders on or about March 31, 2005.  At the Meeting, stockholders of the Company will be asked to consider and vote upon the election of seven directors of the Company.

The Company was incorporated in 2001 in connection with the merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation (“Old MB Financial”), and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”).  The MB-MidCity Merger was completed on November 6, 2001, and was effected by the merger of each of Old MB Financial and MidCity Financial into the Company, with the Company as the surviving entity.  Certain information in this Proxy Statement relates to MB Financial Bank, N.A. (the “Bank”), and Union Bank, N.A., subsidiaries of the Company, and certain information in this Proxy Statement relates to Old MB Financial and MidCity Financial and their respective subsidiaries prior to the MB-MidCity Merger.

Vote Required and Proxy Information

All shares of the common stock, par value $.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies. If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement.  The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to be presented at the Meeting.  If any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

Directors will be elected by a plurality of the votes cast.  In the election of directors, stockholders may vote “FOR” all nominees for election or withhold their votes from any one or more nominees for election.  Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Doria Koros, Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois  60018.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 14, 2005 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock then held.  As of that date, the Company had 28,254,928 shares of Common Stock issued and outstanding.  The Company has no other voting securities outstanding.

The following table sets forth, as of March 14, 2005, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by the Company to beneficially own more than 5% of the Company’s outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group.  The address for each person listed below is: c/o MB Financial, Inc., 801 West Madison Street, Chicago, Illinois 60607.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

E. M. Bakwin Chairman of the Board of the Company	1,624,237	5.75%

David P. Bolger Director	3,496	*

Robert S. Engelman, Jr. Director	235,149	*

Alfred Feiger Vice Chairman of the Board	158,744	*

Mitchell Feiger Director and President and Chief Executive Officer of the Company	452,750	1.58

Burton J. Field Director and Vice President of the Company; President and Chief Executive Officer of the Bank	127,456	*

Lawrence E. Gilford Director	188,809	*

Richard I. Gilford Director	251,463	*

James N. Hallene Director	14,570	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Thomas H. Harvey Director	619,720	2.15

Patrick Henry Director	1,823,337	6.06

Richard J. Holmstrom Director	68,042	*

David L. Husman Director	197,785	*

Clarence Mann Director	354,521	1.24

Karen J. May Director	1,057	*

Ronald D. Santo Director and Vice President of the Company; Chairman and Group President of the Bank	110,263	*

Kenneth A. Skopec Vice Chairman of the Board	45,549	*

Thomas D. Panos Executive Vice President and Chief Lending Officer of the Bank	81,972	*

Jill E. York Vice President and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	35,492	*

Directors and executive officers as a group (22 persons)	6,455,841	22.48

(1)   Includes shares held directly, in retirement accounts, in the Company’s stock deferred compensation plan, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005, as follows:  Mr. Bakwin – 5,114 shares; Mr. Engelman – 88,052 shares, Mr. Alfred Feiger – 27,721 shares; Mr. Mitchell Feiger – 143,751 shares; Mr. Field – 16,518 shares; Mr. Lawrence Gilford – 12,301 shares; Mr. Richard Gilford – 31,086 shares; Mr. Hallene – 11,548 shares; Mr. Holmstrom – 11,065 shares; Mr. Husman – 24,809 shares; Mr. Mann – 29,804; Mr. Santo – 2,125 shares; Mr. Panos – 12,525 shares; Ms. York – 22,500; and all directors and executive officers as a group – 457,625 shares.

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seventeen members.  The Board is divided into three classes, with approximately one-third of the directors serving in each class.  Directors of the Company are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

During 2004, the Company’s Board of Directors adopted a mandatory retirement policy, under which (1) Directors E.M. Bakwin,  Lawrence E. Gilford, Richard I. Gilford, Alfred Feiger and Clarence Mann (referred to as the “Senior Directors”) will retire from the Board effective December 31, 2006, (2) every other non-employee director will retire from the Board effective on the last day of the year in which he or she attains age 72 (referred to as the “Age 72 Directors”) and (3) every director who is also an employee will retire from the Board effective on the last day of the year in which he or she attains age 70 or the year in which the second anniversary of his or her retirement as an employee of the Company occurs, whichever happens first (referred to as the “Age 70 Directors”).  It is expected that following retirement from the Company’s Board, the Senior Directors will serve as directors emeriti for two years and will be invited to continue to attend Company Board meetings.  Senior Directors, Age 72 Directors and Age 70 Directors will be permitted to continue to serve on the boards of directors of the Company’s subsidiaries, including the subsidiary banks.

As indicated in the table below, Directors Burton Field, Lawrence Gilford, Clarence Mann and Kenneth A. Skopec are included in the group of directors nominated for re-election to the Board.  Because of the mandatory retirement policy however, these directors, if re-elected, will retire from the Board before the end of the three-year term for which they have been nominated.  Director Field, an employee of the Company who will attain age 70 in 2005, will retire from the Board effective December 31, 2005, Director Skopec, who will attain age 72 in 2006, will retire from the Board effective December 31, 2006, and, as noted above, Directors Lawrence Gilford and Clarence Mann will also retire from the Board effective December 31, 2006 along with the other Senior Directors.  In addition, Director David L. Husman, whose current term expires in 2007, will retire from the Board effective December 31, 2006 due to his attainment of age 72 in 2006.  The vacancies created by these retirements may either be eliminated through a reduction by the Board in the total number of directors or filled by the Board with one or more nominees recommended by the Nominating Committee.

The following table sets forth certain information regarding the Company’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Nominating Committee, has approved the nominees identified in the following table.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected, other than with respect to the mandatory director retirement policy discussed above.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term of Class to Expire

NOMINEES

Burton J. Field	69	Director and Vice President of the Company; President and Chief Executive Officer of the Bank	1992	2008	(2)
Lawrence E. Gilford	81	Director	1992	2008	(2)
Patrick Henry	65	Director	1981	2008
Richard J. Holmstrom	47	Director	1998	2008
Clarence Mann	80	Director	1992	2008	(2)
Karen J. May	47	Director	2004	2008
Kenneth A. Skopec	70	Vice Chairman of the Board	1981	2008	(2)

DIRECTORS WHOSE TERMS EXPIRE IN 2006 and 2007

David P. Bolger	48	Director	2004	2006
Robert S. Engelman, Jr.	63	Director	1993	2006
Alfred Feiger	79	Vice Chairman of the Board	1992	2006	(3)
Richard I. Gilford	80	Director	1992	2006	(3)
Thomas H. Harvey	44	Director	1995	2006
Ronald D. Santo	62	Director and Vice President of the Company; Chairman and Group President of the Bank	1990	2006

E. M. Bakwin	76	Chairman of the Board	1981	2007	(4)
Mitchell Feiger	46	Director and President and Chief Executive Officer of the Company	1992	2007
James N. Hallene	44	Director	2000	2007
David L. Husman	70	Director	1992	2007	(4)

(1)    For each director other than Directors Bolger and May, denotes year in which the individual first became a director of Old MB Financial or MidCity Financial.  With the exception of Director Bolger and May, each individual has served as a director of the Company since 2001, the year in which the MB-MidCity Merger was completed.  Prior to the MB-MidCity Merger, Directors Field, Lawrence Gilford, Mann, Engelman, Alfred Feiger, Richard Gilford, Mitchell Feiger and Husman served as directors of Old MB Financial, and Directors Henry, Holmstrom, Skopec, Harvey, Santo, Bakwin and Hallene served as directors of MidCity Financial.  For the former Old MB Financial directors, includes service on the board of directors of Coal City Corporation and Avondale Financial Corp., which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in a merger of equals transaction in February 1999 (the “Coal City Merger”).  While Avondale Financial Corp., renamed MB Financial, Inc., was the legal survivor of the Coal City Merger, Coal City Corporation was the survivor for accounting purposes.

(2)   Pursuant to the mandatory director retirement policy discussed above, if re-elected at the Meeting, Director Field will retire from the Board effective December 31, 2005 and Directors L. Gilford, Mann and Skopec will retire from the Board effective December 31, 2006.

(3)   Pursuant to the mandatory director retirement policy discussed above, if nominated for re-election and re-elected at the 2006 annual meeting of stockholders, Directors A. Feiger and R. Gilford will retire from the Board effective December 31, 2006.

(4)   Pursuant to the mandatory director retirement policy discussed above, Directors Bakwin and Husman will retire from the Board effective December 31, 2006.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

NOMINEES

Burton J. Field.  Mr. Field is the President and Chief Executive Officer of the Bank and Vice President of the Company.  Mr. Field also is a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977.  Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing.  Mr. Field joined Manufacturers Bank in 1970.

Lawrence E. Gilford.  Mr. Gilford has over 50 years of banking experience, having served in various executive capacities during such period. He also served as a director of the seven banks that were owned by Affiliated Banc Group, Inc. (“Affiliated Banc Group”), and was President of Affiliated Banc Group’s North Shore National Bank. Mr. Gilford served as President of the Chicago Chapter of the Illinois Bankers Association, is a trustee of the Rush North Shore Medical Center, and is a Board Member of the Chicago Chapter of the Jewish Community Center.  Lawrence Gilford is the cousin of Richard Gilford.

Patrick Henry.  Mr. Henry has served as Chairman of the Board of Verado Energy, Inc., an independent oil and gas company, since 1987.   In addition to serving as a director of MidCity Financial from 1981 until completion of the MB-MidCity Merger, Mr. Henry served as a director of The Mid-City National Bank of Chicago from 1976 until the MB-MidCity Merger.  Mr. Henry is Mr. Bakwin’s first cousin by marriage.

Richard J. Holmstrom.  Mr. Holmstrom has since 1994 been a partner in and is a co-founder of Menlo Equities LLC, a private investment firm.

Clarence Mann.   Mr. Mann has over 50 years of banking experience, having served in various executive capacities during such period.  Mr. Mann also served as a director of the seven banks that were owned by Affiliated Banc Group and was President of both Franklin Park Bank and First State Bank of Franklin Park, both of which were owned by Affiliated Banc Group.

Karen J. May.  Ms. May, who was appointed to the Company’s Board of Directors in February 2004, is a Corporate Vice President, Human Resources, of Baxter International, Inc. and has served in that capacity since February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.

Kenneth A. Skopec.  Mr. Skopec is a Vice Chairman of the Board of the Company and a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Skopec served as President of MidCity Financial since 1981, Chief Executive Officer and a director of The Mid-City National Bank of Chicago since 1965 (Vice Chairman since 1988), and Chairman of the Board of First National Bank of Elmhurst since 1986.  Mr. Skopec also serves as a director of the Bank and Union Bank, N.A.

STANDING BOARD MEMBERS

David P. Bolger.  Mr. Bolger, who was appointed to the Company’s Board of Directors in February 2004, joined Aon Corporation (“Aon”) in early 2003 as an Executive Vice President for Finance and Administration and assumed the role of Chief Financial Officer in April 2003.  Before joining Aon, Mr. Bolger worked for 21 years for Bank One Corporation and its predecessor companies, American National Bank and Trust Company and First Chicago Corporation.  Mr. Bolger served in a number of senior management positions and, at various times, was responsible for large corporate, middle market and international banking, as well as treasury management services and merger integration.  Mr. Bolger is a board member of Lincoln Park Zoo, Chicago Historical Society and Merit School of Music, all of Chicago.  Mr. Bolger also serves on the Alumni Advisory Board of Northwestern University’s J.L. Kellogg Graduate School of Management and on the Dean’s Advisory Council of Marquette University’s College of Business Administration.

Robert S. Engelman, Jr.  Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the MB-MidCity Merger. He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the Coal City Merger in February 1999.  Prior to joining Old MB Financial (then known as Avondale Financial Corp.), Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois.

Alfred Feiger.  Mr. Feiger is a Vice Chairman of the Board of the Company.  Mr. Feiger served as Chairman of the Board of Coal City Corporation until the completion of the Coal City Merger in February 1999 and also served as Chief Executive Officer of Coal City Corporation until October 1998.  After the Coal City Merger, he became a director of Old MB Financial.  Mr. Feiger has over 50 years of banking and finance company experience, having served in various executive capacities during such period.  Mr. Feiger also served as a director of the seven banks that were owned by Affiliated Banc Group, and was President of Affiliated Banc Group’s Western National Bank of Cicero.  Alfred Feiger is Mitchell Feiger’s father.

Richard I. Gilford.  Mr. Gilford has over 50 years of banking experience, having served in various executive capacities during such period. Mr. Gilford also served as a director of the seven banks that were owned by Affiliated Banc Group and was Chairman of the Board of Affiliated Asset-Based Lending Services, a subsidiary of Affiliated Banc Group. Mr. Gilford is a trustee of Mt. Sinai Hospital in Chicago.  Mr. Gilford also serves as a director of the Bank.  Richard Gilford is the cousin of Lawrence Gilford.

Thomas H. Harvey.  Mr. Harvey is the Environment Program Director of the William and Flora Hewlett Foundation.

Ronald D. Santo.  Mr. Santo is Chairman and Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.

E.M. Bakwin.  Mr. Bakwin is Chairman of the Board of the Company and a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Bakwin served as Chairman of the Board and Chief Executive Officer of MidCity Financial since 1981, and as a director of The Mid-City National Bank of Chicago since 1961 (Chairman since 1967), and First National Bank of Morton Grove, a subsidiary of MidCity Financial, since 1982.  Mr. Bakwin also served as Chairman and Chief Executive Officer of Darling Delaware Corp. from 1972 to 1986.  Mr. Bakwin also serves as a director of the Bank and Union Bank, N.A.  Mr. Bakwin is Mr. Henry’s first cousin by marriage.

Mitchell Feiger.  Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and Union Bank, N.A.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President of Affiliated Banc Group.  From 1992 until the completion of the Coal City Merger in February 1999, Mr. Feiger served as President and a director of Coal City Corporation.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of the Coal City Merger.  Mitchell Feiger is Alfred Feiger’s son.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a private equity investment firm, in 1998 and currently serves as its principal.  From 1983 to 1998, Mr. Hallene worked in various capacities for First Chicago Corporation and last held the position of Group Head of Private Banking at American National Bank and Trust Company of Chicago.  He currently serves as a director of Olsen Engineering, L.P. and Resource Land Holdings.

David L. Husman.  Mr. Husman has served as a director of the seven banks that were owned by Affiliated Banc Group.  Mr. Husman is an attorney and is in the real estate and investment business.  He serves as Chairman of Equibase Capital Partners, a real estate investment company.

Executive Officers

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Thomas D. Panos.  Mr. Panos, age 49, is Executive Vice President, Chief Commercial Banking Officer and a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Panos served as Executive Vice President and Chief Commercial Banking Officer and a director of Manufacturers Bank since March 1996.  Mr. Panos served as Senior Vice President and Manager of Corporate Banking (in Illinois) for First Bank System from 1994 to 1996, and he served Boulevard Bank in various lending and management capacities since 1982.  Mr. Panos has over 25 years of banking experience.

Jill E. York.  Ms. York, age 41, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000, and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

Thomas P. FitzGibbon, Jr.  Mr. FitzGibbon, age 60, is Executive Vice President, Chief Retail Banking Officer and a director of the Bank.  Prior to the MB-MidCity Merger, he served as Senior Vice President and Chief Retail Banking Officer of Manufacturers Bank, holding the position of Chief Retail Banking Officer since May 2000 and the title of Senior Vice President since the merger of Manufacturers Bank with Avondale Federal Savings Bank in February 1999 in connection with the Coal City Merger.  He also serves as President of MB Financial Community Development Corporation, a subsidiary of the Bank.  Prior to the merger of Manufacturers Bank with Avondale Federal Savings Bank, Mr. FitzGibbon served as Vice President of Avondale Federal Savings Bank from the time of joining Avondale in 1995.  Mr. FitzGibbon served as Vice President of Comerica Bank-Illinois from 1990 to 1995 and Executive Vice President and Chief Lending Officer of Columbia First Bank, FSB, Arlington, Virginia, from 1985 to 1990.  Mr. FitzGibbon has been a principal officer in the banking industry since 1970.  Mr. FitzGibbon served as a member of the Federal Reserve Board Consumer Advisory Council through December 31, 2004.

Jeffrey L. Husserl.  Mr. Husserl, age 44, is Executive Vice President, Chief Human Resources Officer and a director of the Bank.  Prior to the MB-MidCity Merger, he served as Senior Vice President and Chief Human Resources Officer of Manufacturers Bank, positions he held since joining Manufacturers Bank in 1999.  From 1994 until joining Manufacturers Bank in 1999, Mr. Husserl served as Director of Human Resources for Allied Van Lines.  Mr. Husserl came to Manufacturers Bank with 17 years of experience in various industries, including manufacturing, transportation and financial services.

Larry J. Kallembach.  Mr. Kallembach, age 48, is Senior Vice President and Chief Information Officer of the Bank.  Prior to the MB-Mid City merger, Mr. Kallembach served as Senior Vice President of MidCity Financial and Chief Executive Officer of MidCity Information Services since 1998.  Prior to coming to MidCity Financial, he was Executive Vice President of BankIllinois and served in various management positions with its predecessor organization, Champaign National Bank, since 1978.

Director Independence

The Company’s Board of Directors has determined that Directors Bakwin, Bolger, L. Gilford, R. Gilford, Hallene, Harvey, Holmstrom, May and Skopec are “independent directors,” as that term is defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASD”).

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Compliance and Audit, and Organization and Compensation Committees, which meet and act in conjunction with the comparable committees of the Bank’s Board of Directors.  The Company’s Board of Directors also has a Nominating Committee.

During the year ended December 31, 2004, the Company’s Board of Directors met nine times.  During 2004, no nominee or standing director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member.

The Company’s Executive Committee generally exercises the powers of the full Board of Directors between Board meetings.  The Executive Committee is comprised of Directors Harvey (Chairman), Bakwin, Engelman, A. Feiger, M. Feiger, R. Gilford, Henry, and Holmstrom.  During 2004, the Executive Committee met three times.

The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements and the Company’s policies, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors and any other areas of potential financial and compliance risks to the Company as may be specified by the Board.  The Compliance and Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors.  In addition, the Compliance and Audit Committee monitors the Company’s compliance program, loan review process, senior officer expense reimbursement policies and compliance with the Company’s Code of Ethics and Conduct Policy by senior officers and directors.

The Compliance and Audit Committee is currently comprised of Directors R. Gilford (Chairman), Bolger, L. Gilford, Holmstrom and May, each of whom is “independent” as independence for audit committee members is defined in the NASD Marketplace Rules.  The Company’s Board of Directors has determined that Director Bolger is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission.  The Audit Committee held twelve meetings during fiscal 2004.

The Organization and Compensation Committee is responsible for the design and administration of the overall compensation program.  In addition, the committee reviews and approves all executive officers’ compensation plans, evaluates executive performance and considers other related matters.  The Organization and Compensation Committee is comprised of Directors Hallene (Chairman), L. Gilford, R. Gilford, Holmstrom and May. During 2004, the Organization and Compensation Committee met five times.

The Nominating Committee is responsible for identifying and recommending to the Board of Directors nominees for election to the Board.  The Nominating Committee is comprised of Directors Hallene (Chairman), R. Gilford and Harvey, each of whom is an “independent director,” as that term is defined in the NASD Marketplace Rules.  During 2004, the Nominating Committee met one time.  In February 2004, the Board of Directors adopted a formal written charter for the Nominating Committee.  A copy of the Nominating Committee charter was attached as Appendix A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 31, 2004.  Under the charter, the Nominating Committee has the following responsibilities:

(i)        recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)       recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)      review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

(iv)     annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;

(v)      consider and make recommendations to the Board regarding matters related to the Company’s  director retirement policy; and

(vi)     perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of the Company’s bylaws, nominations for election as directors by stockholders must be made in writing and delivered to the Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made by the Company, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.

Stockholder Communications with Directors

Stockholders may communicate directly with the Company’s Board of Directors by writing to: Mitchell Feiger, President and Chief Executive Officer, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois  60018.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  Thirteen of the Company’s directors attended last year’s annual meeting of stockholders.

Director Compensation

For 2004, the fees paid to the Company’s directors were as follows: (i) an annual retainer, increased from $6,000 to $13,000 in July 2004; (ii) a fee for each regular board meeting attended, increased from $2,300 to $2,500 in July 2004, and a fee of $1,150 per special board meeting attended; (iii) a fee of $800 per committee meeting attended, with the committee chairperson also receiving a $1,150 annual retainer, and members of the Executive Loan Committee receiving $350 for each meeting of that committee attended.  Non-employee directors who served as directors of the Bank and Union Bank, N.A. also received fees for attending meetings of the boards of directors and board committees of those banks, ranging from $400 to $750 per meeting attended.  All fees for 2004 could be deferred into the Company’s Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan;

deferrals into the stock plan are invested in a common stock fund (the principal assets of which are shares of Company Common Stock purchased by the plan trustee on the open market) and deferrals into the non-stock plan are invested in one or more of several mutual funds at the election of the director.  Up to 70% of fees not deferred may, in lieu of cash, be paid in options to purchase Common Stock granted under the Company’s 1997 Omnibus Incentive Plan (the “Omnibus Plan”) and up to 100% of fees not deferred may be paid in shares of restricted stock granted under the Omnibus Plan.

Each of E.M. Bakwin, Chairman of the Board of Directors, and Kenneth A. Skopec, a Vice Chairman of the Board of Directors, is provided with office space in Company facilities for Company business and personal use at no cost to them.

Executive Compensation

The following table sets forth information concerning the compensation paid to:  (i) Mitchell Feiger, the Company’s President and Chief Executive Officer; and (ii) the four other highest earning executive officers of the Company and the Bank as of December 31, 2004, based on salary and bonus for 2004 (Messrs. Field, Santo and Panos and Ms. York).  These individuals are sometimes referred to in this Proxy Statement as the Named Executive Officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Calendar Year	Salary ($)	Bonus ($)		Other Annual Compensation ($) (3)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#) (10)	All Other Compensation ($)

Mitchell Feiger	2004	$525,000	$262,500	(1)	$52,861	$246,120	(4)	38,441	$96,402	(11)
President and Chief Executive	2003	525,000	249,375		40,941	—		75,300	84,686
Officer of the Company	2002	409,500	315,000		40,366	—		76,678	46,840

Burton J. Field	2004	424,360	101,000	(1)	19,524	17,196	(5)	4,039	76,107	(12)
Vice President of the Company	2003	412,000	54,625		19,125	—		9,904	54,598
and President and Chief	2002	400,000	115,000		19,332	—		9,854	58,854
Executive Officer of the Bank

Ronald D. Santo	2004	275,000	65,980	(1)	10,014	50,733	(6)	3,222	71,132	(13)
Vice President of the Company	2003	262,500	59,850		10,003	—		5,850	56,142
and Chairman and Group	2002	250,000	168,000	(2)	11,316	—		8,428	69,916
President of the Bank

Thomas D. Panos	2004	275,000	137,472	(1)	11,385	64,809	(7)	8,054	38,396	(14)
Executive Vice President and	2003	220,000	110,000	(1)	10,561	4,957	(8)	12,450	25,219
Chief Commercial Banking	2002	194,913	105,000		10,697	—		12,750	25,369
Officer of the Bank

Jill E. York	2004	240,000	119,992	(1)	48,189	59,915	(9)	7,029	34,219	(15)
Vice President and Chief	2003	208,500	99,038		9,404	—		11,700	25,738
Financial Officer of the Company	2002	188,190	85,000		9,656	—		12,900	20,972
and Executive Vice President and
Chief Financial Officer of the
Bank

(1)       This amount does not include the portion of the Named Executive Officer’s bonus paid in shares of restricted stock granted under the Company’s Omnibus Incentive Plan; such portion is reflected in the “Restricted Stock Award(s)” column.

(2)       This bonus amount for Mr. Santo includes a stay bonus of $105,000 paid to Mr. Santo in January 2002 pursuant to the MidCity Financial Corporation Retention Bonus Plan.

(3)       Represents the value of Company leased automobiles provided to the Named Executives and club dues paid on behalf of the Named Executives, as follows: Mr. Feiger - 2004 $18,298 and $34,563; 2003 $11,827 and $29,114; and 2002 $11,549 and $28,817;  Mr. Field - 2004 $7,047 and $12,477; 2003 $6,877 and $12,248; and 2002 $6,624 and $12,708; Mr. Santo - 2004 $4,134 and $5,880; 2003 $4,523 and $5,480; and 2002 $6,066 and $5,250; Mr. Panos - 2004 $4,665 and $6,720; 2003 $4,081 and $6,480; and 2002 $4,457 and $6,240; and Ms. York - 2004 $12,564 and $35,625 ($32,000 of this amount represents a club initiation fee); 2003 $6,404 and $3,000; and 2002 $6,656 and $3,000.

(4)       Represents the dollar value, based on the closing price of the Company’s Common Stock on the grant date, of shares of restricted stock granted to Mr. Feiger under the Omnibus Incentive Plan.  Mr. Feiger received a grant of 4,415 shares of restricted stock on August 24, 2004 that will vest in full on August 24, 2007; based on the closing price of the Company’s Common Stock on August 24, 2004 of $37.06, the 4,415 shares had a value on that date of $163,620.  Mr. Feiger also received, as a portion of his bonus for 2004 under the Company’s Annual Incentive Bonus Plan, a grant of 2,062 shares of restricted stock on February 23, 2005 that will vest in full on February 23, 2007; based on the closing price of the Company’s Common Stock on February 23, 2005 of $40.01, the 2,062 shares had a value on that date of $82,500.  Based on the closing price of the Company’s Common Stock on December 31, 2004 of $42.15, the dollar value of the 4,415 restricted shares of Company Common Stock held by Mr. Feiger on that date was $186,092.  Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the Company’s Common Stock.

(5)       Represents the dollar value, based on the closing price of the Company’s Common Stock on the grant date, of shares of restricted stock granted to Mr. Field under the Omnibus Incentive Plan.  Mr. Field received a grant of 464 shares of restricted stock on August 24, 2004 that will vest in full on August 24, 2007; based on the closing price of the Company’s Common Stock on August 24, 2004 of $37.06, the 464 shares had a value on that date of $17,196.  Based on the closing price of the Company’s Common Stock on December 31, 2004 of $42.15, the dollar value of the 464 restricted shares of Company Common Stock held by Mr. Field on that date was $19,558.  Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the Company’s Common Stock.

(6)       Represents the dollar value, based on the closing price of the Company’s Common Stock on the grant date, of shares of restricted stock granted to Mr. Santo under the Omnibus Incentive Plan.  Mr. Santo received a grant of 370 shares of restricted stock on August 24, 2004 that will vest in full on August 24, 2007; based on the closing price of the Company’s Common Stock on August 24, 2004 of $37.06, the 370 shares had a value on that date of $13,712.  Mr. Santo also received, as a portion of his bonus for 2004 under the Company’s Annual Incentive Bonus Plan, grants of 375 and 537 shares of restricted stock on February 23, 2005 and March 8, 2005 that will vest in full on February 23, 2007 and March 23, 2007, respectively; based on the closing prices of the Company’s Common Stock on February 23, 2005 and March 8, 2005 of $40.01 and $41.00, the 375 and 537 shares had values on those dates of $15,004 and $22,017.  Based on the closing price of the Company’s Common Stock on December 31, 2004 of $42.15, the dollar value of the 370 restricted shares of Company Common Stock held by Mr. Santo on that date was $15,596.  Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the Company’s Common Stock.

(7)       Represents the dollar value, based on the closing price of the Company’s Common Stock on the grant date, of shares of restricted stock granted to Mr. Panos under the Omnibus Incentive Plan.  Mr. Panos received a grant of 925 shares of restricted stock on August 24, 2004 that will vest in full on August 24, 2007; based on the closing price of the Company’s Common Stock on August 24, 2004 of $37.06, the 925 shares had a value on that date of $34,281.  Mr. Panos also received, as a portion of his bonus for 2004 under the Company’s Annual Incentive Bonus Plan, a grant of 763 shares of restricted stock on February 23, 2005 that will vest in full on February 23, 2007; based on the closing price of the Company’s Common Stock on February 23, 2005 of $40.01, the 763 shares had a value on that date of $30,528.  Based on the closing price of the Company’s Common Stock on December 31, 2004 of $42.15, the dollar value of the 1,052 restricted shares of Company Common Stock held by Mr. Panos on that date was $44,342.  Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the Company’s Common Stock.

(8)       Represents the value of an award of 127 shares of restricted stock granted under the Omnibus Plan based on the closing price of the Company’s Common Stock on the date of grant ($39.03).  The award was granted in 2004 but represented a portion of Mr. Panos’ bonus under the Annual Incentive Bonus Plan for 2003.

(9)       Represents the dollar value, based on the closing price of the Company’s Common Stock on the grant date, of shares of restricted stock granted to Ms. York under the Omnibus Incentive Plan.  Ms. York received a grant of 807 shares of restricted stock on August 24, 2004 that will vest in full on August 24, 2007; based on the closing price of the Company’s Common Stock on August 24, 2004 of $37.06, the 807 shares had a value on that date of $29,907.  Ms. York also received, as a portion of her bonus for 2004 under the Company’s Annual Incentive Bonus Plan, a grant of 750 shares of restricted stock on February 23, 2005 that will vest in full on February 23, 2007; based on the closing price of the Company’s Common Stock on February 23, 2005 of $40.01, the 750 shares had a value on that date of $30,008.  Based on the closing price of the Company’s Common Stock on December 31, 2004 of $42.15, the dollar value of the 807 restricted shares of Company Common Stock held by Ms. York on that date was $34,015.  Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the Company’s Common Stock

(10)     Represents incentive and non-qualified stock options granted pursuant to the Omnibus Plan.

(11)     Includes non-qualified supplemental retirement contributions under the Company’s non-stock deferred compensation plan of $54,015, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contribution of $19,034.  Also includes director fees of $19,200, which were deferred pursuant to the Company’s stock deferred compensation plan and for which, in lieu of cash, Mr. Feiger was allocated 508 shares of Company Common Stock to his plan account.

(12)     Includes non-qualified supplemental retirement contributions under the Company’s non-stock deferred compensation plan of $28,485, supplemental health insurance premiums paid on Mr. Field’s behalf of $9,388 and 401(k) matching and profit sharing contribution of $19,034.  Also includes director fees of $19,200, which were deferred pursuant to the Company’s stock deferred compensation plan and for which in lieu of cash, Mr. Field was allocated 508 shares of Company Common Stock to his plan account.

(13)     Includes non-qualified supplemental retirement contributions under the Company’s non-stock deferred compensation plan of $15,394, supplemental health and life insurance premiums paid on Mr. Santo’s behalf of $10,950 and 401(k) matching and profit sharing contribution of $19,034.  Also includes director fees of $16,700, which were deferred pursuant to the Company’s stock deferred compensation plan and for which in lieu of cash, Mr. Santo was allocated 448 shares of Company Common Stock to his plan account.  In addition, includes legal fees paid by the Company in the amount of $9,054 incurred by Mr. Santo in connection with the negotiation of his Employment Agreement.

(14)     Includes non-qualified supplemental retirement contributions under the Company’s non-stock deferred compensation plan of $19,362, and 401(k) matching and profit sharing contribution of $19,034.

(15)     Includes non-qualified supplemental retirement contributions under the Company’s non-stock deferred compensation plan of $15,185 and 401(k) matching and profit sharing contribution of $19,034.

Stock Options

Option Grants in 2004

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 2004 under the Omnibus Incentive Plan.  In addition to providing the number of shares subject to options granted to the Named Executive Officers listed in the Summary Compensation Table, the following table discloses the range of potential realizable values at the end of the option term based on assumed annual appreciation rates in the price of the Common Stock from the exercise price of the option.

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal 2004	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5.00%	10.00%
Mitchell Feiger	38,441	14.59%	$37.060	08/24/14	$895,938	$2,270,483
Burton J. Field	4,039	1.53	37.060	08/24/14	94,136	238,560
Ronald D. Santo	3,222	1.22	37.060	08/24/14	75,095	190,305
Thomas D. Panos	8,054	3.06	37.060	08/24/14	187,713	475,702
Jill E. York	7,029	2.67	37.060	08/24/14	163,824	415,162

(1) The option is scheduled to vest 100% on August 24, 2008.

Option Exercises, Holdings and Values

The following table sets forth information with respect to stock option exercises during 2004 and the value of all stock options held at December 31, 2004 by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised “In-the-Money” Options at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable

Mitchell Feiger	—	—	143,751	214,241	$4,878,966	$3,559,287
Burton J. Field	4,000	$124,720	16,518	28,714	489,692	538,535
Ronald D. Santo	—	—	2,125	15,822	53,479	247,019
Thomas D. Panos	12,525	415,780	12,525	45,704	434,926	812,413
Jill E. York	—	—	22,500	43,104	749,625	774,270

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries.  None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity that had an executive officer serving on the Company’s Board of Directors or on its Organization and Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors of the Company and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file reports of ownership and changes of ownership with the Securities and Exchange Commission and to furnish the Company with copies of the reports they file.  Based solely on a review of the reports received by the Company, or written representations from certain reporting persons, the Company believes that with respect to 2004 all reports were timely filed, except for the inadvertent failure to timely file a Form 3 upon becoming a director by Directors Bolger and May and the inadvertent failure to timely report on Form 4 one transaction by Directors Bakwin, Bolger, A. Feiger and Henry, and one transaction by Executive Officer FitzGibbon.

Employment Agreements

Employment Agreement with Mitchell Feiger.  Effective January 1, 2003, the Company entered into a new employment agreement with Mitchell Feiger, its President and Chief Executive Officer.  The agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The agreement entitles Mr. Feiger to an annual base salary of not less than $525,000, and provides for an annual cash incentive bonus equal to 50% of his base salary based upon achievement of targeted performance criteria established for each year by the Company’s Board of Directors.  If the targeted performance is not achieved but other performance criteria is satisfied, Mr. Feiger could still receive an annual cash incentive bonus in a lesser amount.  Likewise, if targeted performance is exceeded, Mr. Feiger could receive a larger annual cash incentive bonus not to exceed 100% of his base salary.  The agreement provides for mandatory deferral of all or a portion of any annual cash incentive bonus if necessary to ensure the tax deductibility of the bonus by the Company.  The agreement entitles Mr. Feiger, while he is employed by the Company, to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provides for the payment by the Company of certain club dues and the use of a company car.  The agreement also entitles Mr. Feiger, while he is employed by the Company, to long-term disability coverage and benefits as in effect on the date of the agreement, to the extent available at reasonable cost.

The agreement provides that Mr. Feiger is to be considered, on an annual basis, for awards of stock options under the Omnibus Plan at an exercise price per share equal to the fair market value of a share of Common Stock on the date of the award and with the number of shares subject to the options having a value (based on the Black-Scholes value per share or other value per share determined by an investment banking firm selected by the Board of Directors) equal to 100% of his base salary for the preceding year, depending upon achievement of targeted consolidated performance objectives established by the committee administering the Omnibus Plan.  If the Company’s consolidated performance is less or greater than the targeted performance, Mr. Feiger may be awarded options with a lesser or greater number of underlying shares, not to exceed in value 200% of his base salary for the preceding year.  The options will be granted as incentive stock options to the maximum extent possible and then as non-qualified stock options.

Each option will have a term of ten years and may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a change in control if the unvested portion of the option would otherwise terminate, in whole or in part, by reason of the change in control.  All vested options will remain exercisable for the balance of the option term following a termination of Mr. Feiger’s employment, except with respect to an option that vests as a result of a change in control under the circumstances described in the immediately preceding sentence, which will remain exercisable for at least one year after the change in control but not beyond the expiration date of the option; provided, however, that any outstanding option awarded to Mr. Feiger (vested or unvested) will be forfeited in the event his employment is terminated for cause or due to specified misconduct on his part under the federal banking laws.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or by Mr. Feiger within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (a “Non-Extension Termination”).

The agreement provides that if Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control of the Company, then:

(1)   He will receive, as agreed upon liquidated damages, monthly payments equal to the sum of one-twelfth of his then-current annual base salary and one-twelfth of the average annual cash incentive bonuses received by him for the two full calendar years preceding the date of termination  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for one year after the date of termination.

(2)   Mr. Feiger will, for himself, his spouse and his eligible dependents, continue to receive health benefit coverage at the Company’s sole cost, other than co-payments and deductibles, and on terms as favorable to him as to other executive officers of the Company, until he becomes eligible for Medicare benefits (and for his spouse until the date that is seven months after he becomes eligible for Medicare benefits).  In the event of Mr. Feiger’s death prior to becoming eligible for Medicare benefits, his surviving spouse and eligible dependents will receive the Company-provided health benefits described above until seven months after the date on which Mr. Feiger would have been eligible for Medicare benefits if he had survived.  After Mr. Feiger becomes eligible for Medicare benefits, he may elect to continue receiving the health benefits described above at his sole cost for the remainder of his lifetime.  This continuation of health benefit coverage is referred to below as the “Post-Employment Health Benefit.”

(3)   Mr. Feiger will receive all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus or expense reimbursements.  These amounts are referred to below as “Accrued Compensation.”

The agreement provides that if Mr. Feiger is involuntarily terminated in connection with or following a change in control of the Company, then:

(1)   If Mr. Feiger has offered to continue to provide the services contemplated by and on the terms provided in the agreement but the offer is rejected by the Company or its successor, he will receive as agreed upon damages for breach of contract, monthly payments equal to the sum of one-twelfth of his then-current annual base salary and one-twelfth of the average annual cash bonuses received by him for the two full calendar years preceding the date of termination.  These payments will be made for the lesser of the remaining term of the agreement and 18 months after the date of termination and are subject to reduction by the amount of any cash income earned from providing services to another company by Mr. Feiger during the payment period.  The agreement provides that these payments may not, in the aggregate, exceed $1,500,000.

(2)   He will receive any Accrued Compensation and the Post-Termination Health Benefit; and

(3)   If the involuntary termination occurs in connection with or within 18 months after a change in control, he will, in addition to any of the amounts described in (1)-(2) above to which he may be entitled, receive a lump sum amount in cash equal to 299% of his “base amount” (as defined in Section 280G of the Internal Revenue Code) of compensation.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, if the Company terminates Mr. Feiger’s employment after he has become disabled and remained disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

If any stock options held by Mr. Feiger under the Omnibus Plan become exercisable solely by reason of a change in control of the Company and the acceleration and lapse value of the options, when aggregated with the other payments to be received by Mr. Feiger under the agreement (the “Total Payments”), is subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company will make a payment to Mr. Feiger (the “Gross-Up Payment”) such that after the payment of all income and excise taxes  on the Total Payments, Mr. Feiger will be in the same after-tax position as if no excise tax had been imposed.

Employment Agreement with Burton J. Field.  The Bank has an employment agreement with Burton J. Field, its President and Chief Executive Officer.  The agreement provides for a three-year term which is extended by one year on an annual basis, unless the Bank gives notice that the term will not be extended. The agreement entitles Mr. Field to an annual base salary of not less than $400,000, performance-based and discretionary bonuses, if any, as may be declared by the Bank’s Board of Directors.  The agreement also entitles Mr. Field to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provides for the payment by the Bank of certain club dues and the use of a company car. This agreement was entered into by Manufacturers Bank, Old MB Financial’s wholly owned subsidiary, with Mr. Field in September 1999, and was assumed by the Bank in November 2001 following the MB-MidCity Merger.

If Mr. Field’s employment is involuntarily terminated by the Bank during the term of his agreement and Mr. Field has offered to continue to provide services as contemplated by his agreement and the offer is declined, then:

(1)   he will receive monthly until the end of the agreement’s term 1/12th of his then current annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination, subject to reduction by the amount of any cash income earned from providing services to another company prior to the end of the agreement’s term;

(2)   he and his spouse (upon her attainment of age 65 or the then current Medicare eligibility age) will for the remainder of their lives be provided with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan, with the Bank bearing the annual cost of premiums up to $25,000 (to be reduced to $12,500 upon the death of Mr. Field or his spouse) (the “Continued Health Benefits”);

(3)   the Bank will continue to pay the premiums on specified life and disability insurance policies for specified time periods;

(4)   there will be full vesting of any unvested stock options that he holds, which will be exercisable for at least one year after the termination;

(5)   there will generally be full vesting of any unvested amounts under any other benefit plan in which he is a participant; and

(6)   if the involuntary termination occurs within 18 months after a change in control (which occurred upon completion of the MB-MidCity Merger and would occur again in the event of a change in control of the Company or the Bank), he also will receive a lump sum severance amount of 299% of his “base amount” (as defined in Section 280G of the Internal Revenue Code), reduced by the present value of the monthly payments to be made pursuant to the provision described in item (1) above.

The term “involuntary termination” is defined to include termination of employment by the Bank (other than for cause or due to death, disability, retirement or specified misconduct on his part under the federal banking laws) without Mr. Field’s consent or by Mr. Field following a material reduction of or interference with his duties, responsibilities or benefits without his consent.

If Mr. Field voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, then the Bank will be obligated for Mr. Field’s salary and benefits through the date of termination, at the time such payments are due.  The Bank also will obligated for a final annual cash bonus payable on the termination date in an amount consistent with the Bank’s year-end bonus practices, with the Board of Directors of the Bank taking into consideration the portion of the year elapsed prior to termination.  In addition, Mr. Field will be entitled to the Continued Health Benefits.  If Mr. Field’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies, and a prorated cash bonus in an amount consistent with the Bank’s year-end bonus practices.  If Mr. Field’s employment terminates for cause, the Bank will have no further obligations to him under the agreement other than providing the Continued Health Benefits.

Mr. Field’s agreement contains a covenant not to compete with the Bank following his termination of employment in a specified area of the State of Illinois and for a period of time dependent on the circumstances of his termination.

Employment Agreement with Ronald D. Santo.  Effective as of November 1, 2004, the Bank entered into an amendment and restatement of its employment agreement with Ronald D. Santo, Vice President of the Company and Chairman and Group President of the Bank.  The agreement has a three-year term, commencing November 1, 2004, and provides for extensions of one year, in addition to the then-remaining term under the agreement, on each November 1st, as long as the Bank has not notified Mr. Santo at least 90 days in advance that future extensions will cease.  The agreement provides for a minimum annual base salary of $300,000 and equitable participation in bonus programs for executive officers.  The agreement also provides for participation in other benefit plans to the same extent as the other executive officers of the Bank, including but not limited to life, disability, health and dental insurance coverage and employee retirement plans, payment of certain club dues, participation in the Bank’s auto leasing program, option grants under the Company’s 1997 Omnibus Incentive Plan (or any successor plan) to the extent options are granted to any executive officer of the Bank in a given year and the continued payment by the Bank of premiums on a supplemental life insurance policy maintained for the benefit of Mr. Santo.

If Mr. Santo’s employment is involuntarily terminated by the Bank during the term of the agreement, other than under the circumstances entitling him to change in control severance benefits as described below, then:

(1)          he will receive monthly until the end of the agreement’s term 1/12th of his then current annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination (provided that for these purposes, the actual cash bonuses earned by Mr. Santo in each of 2002, 2003 and 2004 will be increased by $100,000);

(2)          he will until age 65 or the current Medicare eligibility age be entitled to the same health and dental benefits for himself and his dependents as he and they would have been eligible for if he were still employed, subject to reduction to the extent he receives equivalent or better benefits from another employer and provided that Mr. Santo will bear the entire cost of these benefits after the end of the agreement’s term.  If during the term of the agreement or while receiving the aforementioned health benefits, Mr. Santo dies, attains age 65 or the then current Medicare eligibility age, Mr. Santo’s spouse will be entitled to continue such benefits until she attains age 65 or the then current Medicare eligibility age, provided that she pays the same portion of premiums that Mr. Santo would have paid for single coverage had he continued such benefits.  Additionally, the Bank will continue to pay the premiums on the long-term care insurance policies owned by Mr. Santo and his spouse, and, upon Mr. Santo’s attaining age 65 or the current Medicare eligibility age, he and his spouse will, provided he meets specified Medicare eligibility criteria, receive coverage under a Medicare Supplemental Insurance Plan, provided that the Bank’s obligations to pay the premiums on the long-term care policies and the Medicare Supplemental Insurance plan will not exceed an annual aggregate cost of $25,000 or, upon the death of either Mr. Santo or his spouse, $12,500 (the “Continued Health Coverage”);

(3)          there will be full vesting of any unvested stock options granted to him under the Company’s 1997 Omnibus Incentive Plan (or any successor plan), which options will remain exercisable for at least one year (or until the expiration dates of such options, if earlier);

(4)          there will generally be full vesting of any other unvested amounts under other benefit plans in which he is a participant;

(5)          he will have the opportunity to purchase the key man life insurance policy maintained for him by the Bank for its then cash surrender value and transfer ownership to himself of the supplemental life insurance policy maintained for his benefit by the Bank at no cost to him (i.e., without having to pay the cash surrender value); and

(6)          the Bank will continue to provide during the remaining term of the agreement the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if the Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy.

If Mr. Santo’s employment is involuntarily terminated within 24 months after a change in control of the Bank, then in lieu of the involuntary termination severance benefits described in items (1)-(6) above and in lieu of any other severance benefits to which he may otherwise be entitled under any other severance or termination plan or arrangement of the Bank, he will receive the following change in control severance benefits:

(1)          a lump sum amount in cash equal to his annual base salary, prorated for unpaid vacation taken in the prior calendar year, multiplied by 2.99;

(2)          a lump sum amount equal to his average annual bonus over the prior three fiscal years, multiplied by 2.99 (provided that for these purposes, the bonuses earned by Mr. Santo in each of 2002, 2003 and 2004 will be increased by $100,000);

(3)          all stock options awarded to him under the Company’s Omnibus Incentive Plan will vest (except to the extent provided otherwise in his stock option agreements);

(4)          immediate vesting and payment of his other benefits, to the extent allowed under the applicable plan, under all non-qualified retirement plans of the Bank and its affiliates in which he participates;

(5)   the continuation for three years of the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if the Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy, without regard to the federal income tax consequences of that continuation;

(6)          the Continued Health Coverage; and

(7)          he will have the opportunity to purchase the key man life insurance policy maintained for him by the Bank for its then cash surrender value and transfer ownership to himself of the supplemental life insurance policy maintained for his benefit by the Bank at no cost to him (i.e., without having to pay the cash surrender value).

In addition, Mr. Santo will be entitled to the change in control severance benefits described above if: (1) within 24 months after a change in control of the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Bank, the Bank or any successor to the Bank materially breaches any provision of the agreement and does not timely cure the breach; or (3) Mr. Santo’s employment is involuntary terminated during the term of the agreement within six months prior to a change in control of the Bank and either (1) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in the change in control or (2) Mr. Santo reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “involuntary termination” is defined to include termination of employment by the Bank without Mr. Santo’s consent or by Mr. Santo following a specified reduction of or interference with his duties, responsibilities or benefits without his consent.

If Mr. Santo voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, then the Bank will be obligated for Mr. Santo’s salary and benefits through the date of termination, at the time such payments are due.  The Bank also will be obligated for a final annual cash bonus payable on the termination date in a prorated amount consistent with the Bank’s year-end bonus practices.  In addition, Mr. Santo will be entitled to the Continued Health Coverage and will have the opportunity to purchase the supplemental and key man life insurance policies maintained by the Bank for him for their respective cash surrender values.  If Mr. Santo’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies, and a prorated cash bonus in an amount consistent with the Bank’s year-end bonus practices.  If Mr. Santo’s employment is terminated for cause, the Bank will have no further obligations to him under the agreement.

The agreement contains a covenant not to compete with the Bank following Mr. Santo’s termination of employment in a specified area of the State of Illinois and for a period of time dependent on the circumstances of his termination.

Change in Control Severance Agreements

On February 19, 2002, the Bank entered into a change in control severance agreement with each of Thomas D. Panos, Executive Vice President, Chief Commercial Banking Officer of the Bank and Jill E. York, Executive Vice President, Chief Financial Officer of the Bank.  Each agreement is for a three-year term, which is automatically extended for one year on each February 19th.  Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

(1)          a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

(2)          a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

(3)          immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates, subject, in the case of stock options, to the terms of the plan under which they were granted; and

(4)          continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if: (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (1) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (2) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s duties, responsibilities and compensation and other benefits.

Tax Gross Up Agreements

On November 3, 2004, the Company entered into tax gross up agreements with each of Messrs. Feiger, Field, Santo and Panos and Ms. York.  Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control of the Company, whether under his or her existing employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code.  No gross up payment will be provided if the executive’s employment is terminated for cause or is voluntarily terminated by the executive within one year before or after a change in control for any reason, other than: (i) death or disability, (ii) retirement after age 65, (iii) a requirement that the executive, without his or her consent, work at a location that is not within a 35 mile radius of downtown Chicago, Illinois, other than reasonable travel requirements, (iv) a reduction in the executive’s base annual salary without his or her consent, unless the reduction occurs at least six months prior to a change in control and is applied on a uniform and equitable basis to all members of senior management, or (v) a material reduction in the executive’s contractual incentive or bonus compensation or benefits, if any, without his or her consent.

The tax gross up agreements supercede provisions contained in the employment agreements with Messrs. Field and Santo and the change in control severance agreements with Mr. Panos and Ms. York that provide for a reduction in severance benefits in order to prevent the payment of an excess parachute payment.  In addition, the provision in Mr. Feiger’s employment agreement which limits the amount of his gross up payment to the acceleration and lapse value of any stock options vesting upon a change in control has been superseded by his tax gross up agreement.

Non-Competition Agreements

Agreement with Robert S. Engelman, Jr.  The Company has an agreement with Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the MB-MidCity Merger and as President and Chief Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) until February 1999.  This agreement was entered into by Old MB Financial (then Avondale Financial Corp.) with Mr. Engelman in October 1998 and was assumed by the Company upon completion of the MB-MidCity Merger.

Under the agreement, Mr. Engelman was paid $310,000 per year through January 31, 2004 for his agreement not to compete against the Company in the State of Illinois prior to that date.  The non-compete period under the agreement has ended, and no future non-compete payments will be made to him under the agreement.  Mr. Engelman is entitled under the agreement to receive for his lifetime the same health and other insurance benefits as are provided to the executive officers of the Company, provided that he must reimburse the Company for the cost of premiums attributable to such coverage.  Pursuant to the agreement, Mr. Engelman continued to accrue benefits through January 31, 2004 under the supplemental executive retirement plan in which he is a participant.

Agreements with E.M. Bakwin and Kenneth A. Skopec.  On the effective date of the MB-MidCity Merger, the Company entered into a non-competition agreement with each of Chairman of the Board E.M. Bakwin and Vice Chairman of the Board Kenneth A. Skopec, who served as Chairman and Chief Executive Officer and President, respectively, of MidCity Financial prior to the MB-MidCity Merger.  Under their agreements, Messrs. Bakwin and Skopec are each paid and will each continue to be paid $50,000 per year for five years following the completion of the MB-MidCity Merger (the “non-compete period”) in consideration for their agreement not to compete with the Company during the non-compete period in the State of Illinois or in any other state in which the Company or any of its subsidiaries or affiliates maintains an office.  The agreements provide that after the expiration of three years following the completion of the MB-MidCity Merger, Messrs. Bakwin and Skopec may each elect to terminate their agreements, in which case they will cease to receive the payments described above.

Organization and Compensation Committee Report on Executive Compensation

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and the other Named Executive Officers. The disclosure requirements include a report explaining the rationale for and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Organization and Compensation Committee of the Company, at the direction of the Company’s Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

General.  The Boards of Directors of the Company and the Bank have delegated to the Organization and Compensation Committee the responsibility and authority to oversee the general compensation policies of the Company and the Bank, to establish compensation plans and specific compensation levels for executive officers, and to review the recommendations of management for compensation and benefits for other officers and employees of the Company and the Bank.  The Organization and Compensation Committee is composed solely of independent directors.

The Organization and Compensation Committee has adopted an executive compensation program designed to: (i) offer competitive compensation packages in order to attract, motivate, retain and reward those key executive officers who are crucial to the long-term success of the Company; (ii) establish a direct link between executive compensation and annual and long-term performance of the Company; and (iii) encourage decision-making that maximizes long-term shareholder value.  The Organization and Compensation Committee’s primary compensation objective is to ensure that such compensation be tied to the achievement of both short term and longer term goals and objectives established in conjunction with the Company’s annual and multi-year planning processes, and to ensure that a significant portion of total compensation is at risk for those executive officers who have significant control over and responsibility for the direction and performance of the Company.

Set forth below is a description of the guidelines followed by the Organization and Compensation Committee in establishing the compensation program for executive officers of the Company and the Bank for 2004.

Executive Compensation Policy.  The compensation package provided to the executive officers of the Company and the Bank is composed principally of base salary, an annual incentive bonus and long-term incentive awards in the form of stock options and restricted stock granted under the Company’s Omnibus Incentive Plan.  Executive officers also participate in other benefit plans available to all eligible employees and may receive additional benefits such as automobile allowances and other perquisites.

Base Salary.  It is the policy of the Organization and Compensation Committee to compare executive compensation packages, including base salaries paid or proposed to be paid, with compensation packages and base salaries offered by other financial institutions with total assets, loan origination and performance results comparable to those of the Company and the Bank, as well as to compare the complexities of the positions under consideration with similar jobs in other financial institutions regardless of size.  This information is primarily derived from third party sources and proxy statements that provide compensation data and analysis from other publicly held companies.  Specific factors considered include the level of responsibility delegated to a particular officer, the complexity of the job being evaluated, the position’s impact on both short term and long term corporate goals and objectives, the expertise and skill level of the individual under consideration, the degree to which the officer has achieved his/her management objectives for the plan year, his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility.  The Organization and Compensation Committee’s decisions are discretionary and no quantifiable formula or weighting of the above-mentioned factors are utilized in the decision-making process.

Incentive Bonus Awards.  The annual incentive bonus is designed to ensure that a substantial portion of each executive officer’s total compensation remains variable. The purpose of the incentive bonus plan is to more closely align executive performance to the annual and long-term financial and operating performance of the Company and the Bank and to reward officers for the achievement of certain specified goals and objectives. Based on their relative positions in the Company and the Bank, officers are classified into groups, with annual bonus targets (as a percentage of base salary) as recommended by the Chief Executive Officer (other than his own) and agreed upon by the Organization and Compensation Committee.  The annual incentive bonus payout has two components: a Company performance goal, based upon certain financial, operational and other business targets; and an individual performance goal.  A person’s bonus award can be up to 225% of his or her targeted bonus award amount, depending on the Company’s actual results compared to the Company’s targeted results, as well as the officer’s individual accomplishments vs. individual goals and objectives.  Following the end of the year, the Organization and Compensation Committee determines, as percentages of target (ranging from 0-150%) to what extent the Company and individual performance goals are satisfied.  The percentage of Company goals achieved are then multiplied by the individual’s targeted bonus award amount, with that result then multiplied by the percentage of individual performance goals achieved.  To the extent an individual’s bonus is in excess of 100% of the targeted award amount, the excess amount is paid in the form of restricted stock granted under the Omnibus Plan.

The Organization and Compensation Committee determined that for 2004, 125% of the Company performance goals were satisfied, based on the Company’s overall outstanding financial performance and accomplishments in multiple business areas.  The bonuses awarded for 2004 to the Named Executive Officers are reflected in the table captioned “Summary Compensation Table.”  The specific factors considered by the Organization and Compensation Committee in determining the Chief Executive Officer’s incentive bonus for 2004 are described below under “Chief Executive Officer.”

Long-Term Incentive Compensation and Other Benefit Plans.  The Organization and Compensation Committee’s policy with respect to employee benefit plans is to provide competitive benefits to employees of the Company, including its executive officers.  The Organization and Compensation Committee believes that a competitive employee benefit package is essential to achieving the goals of attracting and retaining highly-qualified employees.  Additionally, the Omnibus Incentive Plan provides employees, including executive officers, with an equity-based incentive to maximize long-term shareholder value.  At the beginning of each year, the Organization and Compensation Committee determines the dollar value of long-term compensation (as a percentage of base salary) to be awarded to the Company’s executive officers through the Omnibus Plan.  For 2004 and 2005, the Organization Committee determined that 70% of the long-term incentive compensation should be in the form of stock options and 30% in the form of restricted stock.   The stock option and restricted stock awards during 2004 to the Named Executive Officers are reflected in the tables captioned “Summary Compensation Table” and “Option Grants in 2004.”

Chief Executive Officer.   As noted under “Employment Agreements—Employment Agreement with Mitchell Feiger,” the Company entered into a new employment agreement with Mr. Feiger effective as of January 1, 2003.  The new employment agreement provides for a minimum annual base salary of $525,000, an increase from Mr. Feiger’s then current base salary of $409,000.   The Organization and Compensation Committee believed this new salary would bring Mr. Feiger’s base compensation up to a level commensurate with the base compensation paid to chief executive officers of financial institutions and other companies similar in size and complexity to the Company.   Mr. Feiger’s base salary remained at $525,000 for 2004 and was not increased for 2005.

The Organization and Compensation Committee determined that for 2004, the Chief Executive Officer’s target bonus award under the annual incentive bonus be set at 50% of base salary, and that the dollar value of his long-term incentive compensation be set at 100% of base salary.  This decision was based on the Committee’s annual review of third party data as discussed above, and on the review of the Company’s 2004 target goals and objectives.  Mr. Feiger received a total bonus under the incentive bonus plan of $345,000, $262,500 of which was paid in cash and $82,500 of which was paid in the form of restricted stock granted under the Omnibus Incentive Plan.  This amount was determined by multiplying Mr. Feiger’s target bonus award ($262,500, or 50% of his base salary) by percentage of Company performance goals deemed met (125%), and then multiplying this result by the percentage of individual performance goals deemed met (105%).  Key factors in determining the percentage of Company goals met included the following: (i) the increase in net interest income, net income and earnings per share despite the difficult factors faced during 2004, including margin compression, increased competition and a slowly recovering economy; (ii) the successful acquisition and integration of First Security Federal Savings Bank, a thrift with over $500 million in assets acquired in May 2004; (iii) the complete rebuilding of the Company’s technology infrastructure for improved performance, security and scalability; (iv) the opening of the Company’s new state-of-the-art operations center and the relocation of nearly 400 employees with no customer interruptions and minimal difficulties encountered; (v) significant growth in the commercial banking area, in terms of an increase in total loans outstanding and in the number of target market customer relationships, and growth in the dollar amount of retail banking transaction deposit accounts; (vi) continued growth in market recognition and high customer service quality grades; and (vii) continued improvement in the Company’s stock price relative to competitors.  The percentage of individual performance goals deemed met by Mr. Feiger was based on the Organization and Compensation Committee’s crediting Mr. Feiger’s outstanding leadership for the Company’s numerous accomplishments during 2004, including those discussed above.

Compensation Consultant.  In late 2004, the Organization and Compensation Committee retained the services of Mercer Human Resource Consulting, an independent compensation consultant, to perform a thorough review of the compensation currently being provided to the Company’s executive officers, with peer group comparison of each component of compensation on a position-by-position basis for each executive and an analysis of the total compensation being paid to the executives.  The Organization and Compensation Committee received the results of Mercer’s review in early 2005 and considered these results in setting 2005 compensation levels.

Internal Revenue Code Section 162(m).  In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which was to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to certain highly compensated executive officers of publicly held corporations.  Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded.  The Organization and Compensation Committee has reviewed and will continue to review on an ongoing basis the Company’s executive compensation policies, and propose appropriate modifications to these policies, if the Committee deems them necessary, with a view toward implementing the Company’s compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).  In this regard, the employment agreement entered into with Mr. Feiger effective January 1, 2003 provides for mandatory deferral of any annual cash incentive bonus awarded under the agreement if necessary to ensure the tax deductibility of the bonus by the Company.  See “Employment Agreements – Employment Agreement with Mitchell Feiger.”

The Organization and Compensation Committee

James N. Hallene, Chairman
Lawrence E. Gilford
Richard I. Gilford
Richard J. Holmstrom
Karen J. May

Certain Transactions

Directors and officers of the Company and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit and depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Loans outstanding to executive officers and directors of the Company, including companies in which they have management or ownership control, at December 31, 2004, were approximately $14.7 million.

The largest relationship to a single director or executive officer of the Company at December 31, 2004 totaled $11.5 million.  The longest maturity date on a loan to a director or executive officer was 5 years.  Interest rates on director or executive officer loans ranged from 6.50% to 7.9% for fixed rate loans and Libor plus 200 basis points to Prime on adjustable rate loans.  These terms are consistent with the terms offered to other customers with similar risk characteristics.

James Mann, Senior Vice President and a director of the Bank, is the son of Clarence Mann, a director of the Company.  For the year ended December 31, 2004, James Mann earned a salary of $157,087, a cash bonus of $25,637 and received $16,880 in matching and profit sharing contributions under the Company’s 401(k) Plan.  He also received a stock option grant of 2,500 shares at $36.05 per share, as well as a grant of 330 shares of restricted stock at $36.05 per share, both of which were granted under the Company’s Omnibus Incentive Plan on July 28, 2004.  In addition, during 2004, the Bank paid $8,320 in club dues on his behalf.  James Mann was not paid any fees during 2004 for his service as a director of the Bank.

During 2004, a company owned by Director David Husman paid the Bank $9,240 in rent for office space leased in a Bank-owned building.  Following the sale of this property by the Bank in December, 2004, the lease arrangement with Director Husman’s company ceased.

James Field, the son of Company Director and Vice President and Bank President and Chief Executive Officer Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services.  Fees paid by the Company to this law firm during 2004 totaled $103,191.

Edward Henry, the son of Company Director Patrick Henry, is a director of Union Bank, N.A., a subsidiary of the Company.  Fees paid to Edward Henry during 2004 for his service as a director of Union Bank, N.A. totaled $9,000.

Report of the Compliance and Audit Committee

In accordance with its written charter, which was approved by the Company’s Board of Directors, the Compliance and Audit Committee oversees the accounting, auditing, and financial reporting practices of the Company.  A copy of the Compliance and Audit Committee charter was attached as Appendix B to the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 31, 2004.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Compliance and Audit Committee’s responsibility to monitor and oversee these processes and procedures.

The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2004 with management and with McGladrey & Pullen, LLP, the Company’s independent auditors for 2004.  The Compliance and Audit Committee also has discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. Finally, the Compliance and Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with McGladrey & Pullen, LLP their independence.  Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

Richard I. Gilford, Chairman
David P. Bolger
Lawrence E. Gilford
Richard J. Holmstrom
Karen J. May

Stock Performance Presentation

The following line graph shows a comparison of the cumulative returns for the Company, the Nasdaq Market Bank Index and an index of peer corporations selected by the Company, for the period beginning December 31, 1999 and ending December 31, 2004.  The information assumes that $100 was invested at the closing price on December 31, 1999 in the Common Stock and each index, and that all dividends were reinvested.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG MB FINANCIAL, INC.,

NASDAQ BANK INDEX AND PEER GROUP INDEX

	1999	2000	2001	2002	2003	2004
MB FINANCIAL, INC.	100.00	107.54	218.61	285.20	454.79	533.77
NASDAQ BANK INDEX	100.00	111.95	122.13	124.29	159.26	176.43
PEER GROUP INDEX	100.00	120.62	144.30	157.00	208.57	256.75

The peer group includes the following Illinois bank and thrift institution holding companies:  AMCORE Financial, Inc., Corus Bankshares, Inc., First Midwest Bancorp, Inc., First Oak Brook Bancshares, Inc., MAF Bancorp, Inc., Midwest Banc Holdings, Inc., PrivateBancorp, Inc., Taylor Capital Group and Wintrust Financial Corporation.

INDEPENDENT AUDITORS

The Company’s independent auditor for the fiscal year ended December 31, 2004 was McGladrey & Pullen, LLP, and the Compliance and Audit Committee is expected to renew the engagement of McGladrey & Pullen, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2005.  Representatives of McGladrey & Pullen, LLP have been invited to be present at the Meeting, and the Company expects that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Change in Independent Auditors

During the second quarter of 2004, the Compliance and Audit Committee of the Company’s Board of Directors initiated a competitive bidding process for the selection of the Company’s independent auditor for the fiscal year ended December 31, 2004.  On June 29, 2004, KPMG LLP, the Company’s independent auditor for 2003, advised the Compliance and Audit Committee that it was withdrawing its bid and requesting not to be considered for re-election for the 2004 engagement primarily due to insufficient resources to perform the audit.  On July 3, 2004, following the conclusion of the competitive bidding process, the Compliance and Audit Committee selected McGladrey & Pullen, LLP as the new independent auditor for the Company.

The audit reports of KPMG LLP on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2003 and 2002, and from January 1, 2004 through June 29, 2004: (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report; and (ii) there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K.

The change in independent auditors was previously reported in the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2004, as amended on a Form 8-K/A filed on July 13, 2004.  A copy of KPMG LLP’s letter, dated July 9, 2004, stating its agreement with the statements made above was included as an exhibit to the Form 8-K/A filed on July 13, 2004.

The audit report of KPMG LLP relating to the Company’s consolidated balance sheet as of December 31, 2003 and consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2003 and 2002 was included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC.  As a condition to giving its consent to the inclusion of this report in the Company’s 2004 10-K, KPMG LLP required the Company to agree to indemnify KPMG LLP for their legal costs and expenses incurred in a successful defense of any legal action or proceeding brought against them as a result of giving this consent.  This indemnification will not apply if KPMG LLP is found guilty of professional malpractice or if KPMG LLP becomes liable for any part of the plaintiff’s damages by virtue of settlement.   In addition, the Company must reimburse KPMG LLP for its time and expenses, including reasonable attorney’s fees, incurred in responding to any subpoena or other request for documents relating to the Company in any proceeding to which KPMG LLP is not a party.  The Company is not currently a party to any legal action or proceeding which could require indemnification under the arrangement described above.  Accordingly, the amounts, if any, which might be paid to KPMG LLP under this arrangement are presently unknown.

The Office of the Chief Accountant of the SEC indicated in a 1995 interpretive letter that an indemnification arrangement of the type described above will not impair the independence of the former auditor relative to the financial statements covered by its audit report, so long as the indemnification arrangement is entered into after the successor auditor has issued an audit report on the company’s financial statements.  Consistent with this interpretive letter, the Company entered into the indemnification arrangement with KPMG LLP after McGladrey & Pullen, LLP issued its audit report on the Company’s consolidated financial statements as of and for the year ended December 31, 2004.

Audit Fees

2004.  McGladrey & Pullen, LLP billed the Company $415,038 for professional services rendered by it for the audit of the Company’s consolidated annual financial statements and review of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for the audit of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004 and Form S-8 filed on November 5, 2004 with the SEC, and for the audits of Federal Home Loan Bank Available Collateral Reports for MB Financial Bank, N.A. and Union Bank.

KPMG LLP billed the Company $20,000 for professional services rendered by it for the review of the interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC.

2003.  McGladrey & Pullen, LLP billed the Company $1,815 for professional services rendered by it for the review of Form S-8 filed on June 25, 2003.

KPMG LLP billed the Company $262,000 for professional services rendered by it for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2003, and for the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC during the fiscal year ended December 31, 2003.

Audit-Related Fees

2004.  McGladrey & Pullen, LLP did not perform any professional services for the Company that would be considered in the audit-related fees category during the fiscal year ended December 31, 2004.

During the fiscal year ended December 31, 2004, KPMG LLP billed the Company $24,025 for professional services rendered by it for various filings on Form S-4, S-8, and 8-K by the Company in 2004 or 2003 and the issuance of consents that are included in certain of these filings.

2003.  Neither McGladrey & Pullen, LLP nor KPMG LLP billed the Company for any professional services that would be considered in the audit-related fees category during the fiscal year ended December 31, 2003.

Tax Fees

2004.  McGladrey & Pullen, LLP did not perform any professional services for the Company that would be considered in the tax fees category during the fiscal year ended December 31, 2004.

KPMG LLP billed the Company $79,875 for services rendered for tax consulting, including preparation of federal and state tax returns during the fiscal year ended December 31, 2004.

2003.  McGladrey & Pullen, LLP billed the Company $60,156 for services rendered by it principally for research and assistance with the Internal Revenue Service audit and Form 5500 preparation for the fiscal year ended December 31, 2003.

KPMG LLP billed the Company $80,375 for services rendered for tax consulting, including preparation of federal and state tax returns during the fiscal year ended December 31, 2003.

All Other Fees

2004.  McGladrey & Pullen, LLP billed the Company $14,552 for services rendered by it for professional consulting services principally related to information technology, ATM operations and interest rate model input validation during the fiscal year ended December 31, 2004.

KPMG LLP billed the Company $3,000 for professional services rendered by it for upgrades during the fiscal year ended December 31, 2004 to a propriety software program originally purchased by the Company in 1996.  This program analyzes certain information regarding deposits needed for the preparation of bank regulatory reports and is not used in connection with the preparation of the Company’s consolidated financial statements.  KPMG LLP also billed the Company $4,625 for professional services performed in connection with McGladrey & Pullen, LLP’s review of KPMG LLP’s 2003 and first quarter 2004 workpapers.

2003.  McGladrey & Pullen, LLP billed the Company $72,935 for services rendered by it for professional consulting services principally related to information technology, trust operations, insurance activities and ATM operations during the fiscal year ended December 31, 2003.

2003.  KPMG LLP did not perform any professional services for the Company that would be considered in the all other fees category during the fiscal year ended December 31, 2003.

Pre-Approval Policy

The Compliance and Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent auditor will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent auditor to the Company’s management.

None of the services provided by the independent auditors described above in the fiscal years ended December 31, 2004 and 2003 were approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 1, 2005. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws and Maryland law.

To be considered for presentation at the next annual meeting, although not included in the Company’s proxy materials for that meeting, a stockholder proposal must be received by the Company’s Secretary not earlier than the close of business on December 27, 2005 and not later than the close of business on January 26, 2006.  If, however, the date of the next annual meeting is before April 6, 2006 or after June 25, 2006, a stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors

/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
March 31, 2005

PROXY

PROXY

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS—APRIL 26, 2005

The undersigned hereby appoints E.M. Bakwin, Alfred Feiger, and Ronald D. Santo, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”), to be held on Tuesday, April 26, 2005 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE.  THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE SUCH SHARES AT SAID MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

MB FINANCIAL, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.

The election of the following nominees as directors of the Company; Burton J. Field, Lawrence E. Gilford, Patrick Henry, Richard J. Holmstrom, Clarence Mann, Karen J. May, and Kenneth A. Skopec.  (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES BUT NOT ALL NOMINEES, WRITE THE NAME(S) OF THE NOMINEE(S) WITH RESPECT TO WHOM YOU WISH TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED AND MARK THE OVAL “FOR ALL EXCEPT”)

The Board of Directors recommends a vote “FOR” the election of all of the nominees named herein.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.

	For All	Withhold All	For All Except

	☐	☐	☐	Dated: , 2005

Signature of Stockholder
(Nominee Exception)

Signature if held jointly

Please sign exactly as your name(s) appear(s) on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

FOLD AND DETACH HERE

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.